UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 2)


                             MERCATOR SOFTWARE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    587587106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                                  with a copy to:
Rodney Bienvenu                                   Kyle C. Badger
Strategic Software Holdings, LLC                  McDermott, Will & Emery
1465 Post Road East, Second Floor                 227 West Monroe
Westport, Connecticut 06880                       Chicago, Illinois 60606
Tel. No.: (203) 259-7387                          Tel. (312) 372-2000
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                 MARCH 14, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: [ ]

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

                                  SCHEDULE 13D

                               CUSIP No. 587587106
                               -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         BROKEN ARROW I, L.P.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         38-3664612

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [X]
                                                                     (b)  [  ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                     WC

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                  [  ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE

--------------------------------------------------------------------------------
                                            7    SOLE VOTING POWER
NUMBER OF SHARES                                    1,672,500
BENEFICIALLY                                ____________________________________
OWNED BY EACH                               8    SHARED VOTING POWER
REPORTING PERSON                                 -0-
WITH                                        ____________________________________
                                            9    SOLE DISPOSITIVE POWER
                                                    1,672,500
                                            ------------------------------------
                                            10   SHARED DISPOSITIVE POWER
                                                 -0-

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,672,500

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [  ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         4.84%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 587587106
                               -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         STRATEGIC SOFTWARE HOLDINGS, LLC

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         30-0091524

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [X]
                                                                     (b)  [  ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                     AF

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                  [  ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         CONNECTICUT

--------------------------------------------------------------------------------
                                            7    SOLE VOTING POWER
NUMBER OF SHARES                                 SEE ITEM 5
BENEFICIALLY                                ____________________________________
OWNED BY EACH                               8    SHARED VOTING POWER
REPORTING PERSON                                 -0-
WITH                                        ____________________________________
                                            9    SOLE DISPOSITIVE POWER
                                                 SEE ITEM 5
                                            ------------------------------------
                                            10   SHARED DISPOSITIVE POWER
                                                 -0-

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         SEE ITEM 5

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [  ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         SEE ITEM 5

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 587587106
                               -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         BIENVENU MANAGEMENT, LLC

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [X]
                                                                     (b)  [  ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                     AF

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                  [  ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         CONNECTICUT

--------------------------------------------------------------------------------
                                            7    SOLE VOTING POWER
NUMBER OF SHARES                                 SEE ITEM 5
BENEFICIALLY                                ____________________________________
OWNED BY EACH                               8    SHARED VOTING POWER
REPORTING PERSON                                 -0-
WITH                                        ____________________________________
                                            9    SOLE DISPOSITIVE POWER
                                                 SEE ITEM 5
                                            ------------------------------------
                                            10   SHARED DISPOSITIVE POWER
                                                 -0-

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         SEE ITEM 5

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [  ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         SEE ITEM 5

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 587587106
                               -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         RODNEY BIENVENU

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [X]
                                                                     (b)  [  ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                     AF

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                  [  ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES

--------------------------------------------------------------------------------
                                            7    SOLE VOTING POWER
NUMBER OF SHARES                                 SEE ITEM 5
BENEFICIALLY                                ____________________________________
OWNED BY EACH                               8    SHARED VOTING POWER
REPORTING PERSON                                 -0-
WITH                                        ____________________________________
                                            9    SOLE DISPOSITIVE POWER
                                                 SEE ITEM 5
                                            ------------------------------------
                                            10   SHARED DISPOSITIVE POWER
                                                 -0-

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         SEE ITEM 5

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [  ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         SEE ITEM 5

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 587587106
                               -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         JAMES DENNEDY

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [X]
                                                                     (b)  [  ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                     AF

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                  [  ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES

--------------------------------------------------------------------------------
                                            7    SOLE VOTING POWER
NUMBER OF SHARES                                 SEE ITEM 5
BENEFICIALLY                                ____________________________________
OWNED BY EACH                               8    SHARED VOTING POWER
REPORTING PERSON                                 -0-
WITH                                        ____________________________________
                                            9    SOLE DISPOSITIVE POWER
                                                 SEE ITEM 5
                                            ------------------------------------
                                            10   SHARED DISPOSITIVE POWER
                                                 -0-

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         SEE ITEM 5

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [   ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         SEE ITEM 5

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 587587106
                               -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         EMPIRE CAPITAL PARTNERS, L.P.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         --------------

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [X]
                                                                     (b)  [  ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                     AF

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                  [  ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE

--------------------------------------------------------------------------------
                                            7    SOLE VOTING POWER
NUMBER OF SHARES                                 SEE ITEM 5
BENEFICIALLY                                ____________________________________
OWNED BY EACH                               8    SHARED VOTING POWER
REPORTING PERSON                                 -0-
WITH                                        ____________________________________
                                            9    SOLE DISPOSITIVE POWER
                                                 SEE ITEM 5
                                            ------------------------------------
                                            10   SHARED DISPOSITIVE POWER
                                                 -0-

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         SEE ITEM 5

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [  ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         SEE ITEM 5

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         PN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 587587106
                               -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         EMPIRE GP, L.L.C.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [X]
                                                                     (b)  [  ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                     AF/OO

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                  [  ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE

--------------------------------------------------------------------------------
                                            7    SOLE VOTING POWER
NUMBER OF SHARES                                 SEE ITEM 5
BENEFICIALLY                                ____________________________________
OWNED BY EACH                               8    SHARED VOTING POWER
REPORTING PERSON                                 -0-
WITH                                        ____________________________________
                                            9    SOLE DISPOSITIVE POWER
                                                 SEE ITEM 5
                                            ------------------------------------
                                            10   SHARED DISPOSITIVE POWER
                                                 -0-

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         SEE ITEM 5

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [  ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         SEE ITEM 5

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 587587106
                               -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         EMPIRE CAPITAL MANAGEMENT, L.L.C.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [X]
                                                                     (b)  [  ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                     AF/OO

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                  [  ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE

--------------------------------------------------------------------------------
                                            7    SOLE VOTING POWER
NUMBER OF SHARES                                 SEE ITEM 5
BENEFICIALLY                                ____________________________________
OWNED BY EACH                               8    SHARED VOTING POWER
REPORTING PERSON                                 -0-
WITH                                        ____________________________________
                                            9    SOLE DISPOSITIVE POWER
                                                 SEE ITEM 5
                                            ------------------------------------
                                            10   SHARED DISPOSITIVE POWER
                                                 -0-

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         SEE ITEM 5

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [   ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         SEE ITEM 5

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 587587106
                               -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         SCOTT A. FINE

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [X]
                                                                     (b)  [  ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                     AF/OO

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                  [  ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES

--------------------------------------------------------------------------------
                                            7    SOLE VOTING POWER
NUMBER OF SHARES                                 -0-
BENEFICIALLY                                ____________________________________
OWNED BY EACH                               8    SHARED VOTING POWER
REPORTING PERSON                                 SEE ITEM 5
WITH                                        ____________________________________
                                            9    SOLE DISPOSITIVE POWER
                                                 -0-
                                            ------------------------------------
                                            10   SHARED DISPOSITIVE POWER
                                                 SEE ITEM 5

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         SEE ITEM 5

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [   ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         SEE ITEM 5

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 587587106
                               -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         PETER J. RICHARDS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [X]
                                                                     (b)  [  ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                     AF/OO

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                  [  ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES

--------------------------------------------------------------------------------
                                            7    SOLE VOTING POWER
NUMBER OF SHARES                                 -0-
BENEFICIALLY                                ____________________________________
OWNED BY EACH                               8    SHARED VOTING POWER
REPORTING PERSON                                 SEE ITEM 5
WITH                                        ____________________________________
                                            9    SOLE DISPOSITIVE POWER
                                                 -0-
                                            ------------------------------------
                                            10   SHARED DISPOSITIVE POWER
                                                 SEE ITEM 5

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         SEE ITEM 5

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [   ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         SEE ITEM 5

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 587587106
                               -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         CHARTER OAK PARTNERS, L.P.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [X]
                                                                     (b)  [  ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                     WC

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                  [  ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         CONNECTICUT

--------------------------------------------------------------------------------
                                            7    SOLE VOTING POWER
NUMBER OF SHARES                                 1,000,000
BENEFICIALLY                                ____________________________________
OWNED BY EACH                               8    SHARED VOTING POWER
REPORTING PERSON                                 -0--
WITH                                        ____________________________________
                                            9    SOLE DISPOSITIVE POWER
                                                 -1,000,000-
                                            ------------------------------------
                                            10   SHARED DISPOSITIVE POWER
                                                 -0-

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,000,000

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [  ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.9%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         PN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 587587106
                               -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         EDWARD SANCHEZ, JR.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [X]
                                                                     (b)  [  ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                     AF/PF

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                  [  ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES

--------------------------------------------------------------------------------
                                            7    SOLE VOTING POWER
NUMBER OF SHARES                                 17,410
BENEFICIALLY                                ____________________________________
OWNED BY EACH                               8    SHARED VOTING POWER
REPORTING PERSON                                 -19,200-
WITH                                        ____________________________________
                                            9    SOLE DISPOSITIVE POWER
                                                 17,410
                                            ------------------------------------
                                            10   SHARED DISPOSITIVE POWER
                                                 -19,200-

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         36,610

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [   ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.11%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         IN

                                  SCHEDULE 13D

                               CUSIP No. 587587106
                               -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         SEAN P. SEARS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [X]
                                                                     (b)  [  ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                     PF

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                  [  ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES

--------------------------------------------------------------------------------
                                            7    SOLE VOTING POWER
NUMBER OF SHARES                                 3,450
BENEFICIALLY                                ____________________________________
OWNED BY EACH                               8    SHARED VOTING POWER
REPORTING PERSON                                 -0-
WITH                                        ____________________________________
                                            9    SOLE DISPOSITIVE POWER
                                                 3,450
                                            ------------------------------------
                                            10   SHARED DISPOSITIVE POWER
                                                 -0-

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,450

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [   ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.01%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         IN

                                  SCHEDULE 13D

         The following constitutes Amendment No. 2 to the Schedule 13D filed by the undersigned. This Amendment No. 2 amends the Schedule 13D as specifically set forth herein.

ITEM 2 IS HEREBY AMENDED BY RESTATING THE FIRST PARAGRAPH AS FOLLOWS:

         This Amendment No. 2 to Schedule 13D is filed by Broken Arrow I, L.P., a Delaware limited partnership ("Broken Arrow"); Strategic Software Holdings, LLC, a Connecticut limited liability company ("SSH"); Bienvenu Management, LLC, a Connecticut limited liability company ("Bienvenu Management"), Rodney Bienvenu, James Dennedy, Empire Capital Partners, L.P., a Delaware limited partnership ("Empire Capital"); Empire GP, L.L.C., a Delaware limited liability company ("Empire GP"); Empire Capital Management, L.L.C., a Delaware limited liability company ("Empire Capital Management") Charter Oak Partners, L.P., a Connecticut limited partnership ("Charter Oak"), Scott A. Fine, Peter J. Richards, Edward Sanchez, Jr., and Sean P. Sears (all of such persons, collectively, the "Reporting Persons"). The business address of Edward Sanchez, Jr. is 150 E. 52nd St. 2nd Floor, New York, NY 10022. The business address of Sean P. Sears is TD Centre, 1791 Barrington St., 4th Floor, Halifax, Nova Scotia B3J 3K9, Canada.

ITEM 3 IS HEREBY AMENDED TO ADD THE FOLLOWING:

         The shares of Common Stock purchased by Edward Sanchez, Jr. and Sean P. Sears were purchased the personal funds of such Reporting Persons.

ITEM 4 IS HEREBY AMENDED TO ADD THE FOLLOWING:

         On March, 14, 2003, SSH filed a preliminary proxy statement with the Securities and Exchange Commission (SEC) announcing its intention to nominate a slate of directors to replace the current board of directors of the Issuer at its next annual meeting. The nominees of SSH include Edward Sanchez, Jr. and Sean P. Sears, and as such, under the rules of the SEC, they may be deemed to be members of a group with SSH.

         Sanchez and Sears originally acquired the Common Stock held by them for investment purposes. Each of Sanchez's and Sears' primary interest is to maximize the value of his investment. To this end, both Sanchez and Sears intend continually to review the Issuer's business affairs and financial position and future prospects, as well as conditions in the securities markets and general economic and industrial conditions. Based on such evaluation and review and other factors (including, without limitation, the attitude of the Board of Directors and management of the Issuer), each of Sanchez and Sears will continue to consider various alternative courses of action and will in the future take such actions with respect to his investment in the Issuer as he deems appropriate in light of the circumstances existing from time to time. Such actions include seeking representation on the Board of Directors of the Issuer, and may also include making recommendations to members of management concerning various business strategies, acquisitions, dividend policies and other matters, seeking to acquire control of the Issuer through a merger, proxy solicitation, tender offer, exchange offer or otherwise, or such other actions as Sanchez or Sears may deem appropriate. Such actions may involve the purchase of additional Common Stock or, alternatively, may involve the sale of all or a portion of the Common Stock held by them in the open market or in privately negotiated transactions to one or more purchasers.

ITEM 5 IS HEREBY AMENDED TO ADD THE FOLLOWING:

         (a) and (b)

         Sanchez beneficially owns, as of the date hereof, 36,610 shares of Common Stock, representing 0.11% of the outstanding shares of Common Stock. The shares of Common Stock beneficially owned by Sanchez include warrants to purchase 17,410 shares of Common Stock which are currently exercisable for $8.98 per share held by ES Capital Partners LLP, of which ES Advisors LLC is the general partner. Mr. Sanchez wholly owns and controls ES Advisors LLC. The shares of Common Stock beneficially owned by Sanchez also include 19,200 shares of common stock in an account owned by First New York Securities, L.L.C. and managed by Mr. Sanchez . Mr. Sanchez has shared voting and dispositive power with respect to such shares of common stock owned by First New York Securities, L.L.C.

         Sears beneficially owns, as of the date hereof, 3,450 shares of Common Stock, representing 0.01% of the outstanding shares of Common Stock. Mr. Sanchez and Mr. Sears have the sole power to vote and dispose of the Common Stock beneficially owned by them.

         Each of Sanchez , Sears, Ron Bienvenu, James Dennedy, Scott Fine and Peter Richards disclaims beneficial ownership of any shares of common stock beneficially owned by any other Reporting Person. Each of the Empire entities and Charter Oaks disclaims beneficial ownership of any shares of common stock beneficially owned by any of Sanchez, Sears, Broken Arrow I, L.P. and SSH. Each of Broken Arrow I, L.P. and SSH disclaims beneficial ownership of any shares of common stock beneficially owned by any of the Empire entities or Charter Oaks.

         (c) Item 5(c) of the Reporting Person's Amendment No. 1 to Schedule 13D is hereby amended and restated in its entirety as follows:

         The following transactions in the Issuer's Common Stock were effected by the Reporting Persons since the date of the their most recent filing on
Schedule 13D. All of such transactions represent open market transactions.

        Reporting Person           Buy/Sell         Trade Date            Shares           Price/Share ($)
        ----------------           --------         ----------            ------           ---------------
   Broken Arrow I                    Buy             12/13/02             25,000               0.9600
   Broken Arrow I                    Buy             12/13/02             7,800                0.9800
   Broken Arrow I                    Buy             12/13/02             5,000                0.9890
   Broken Arrow I                    Buy             12/13/02             12,200               0.9900
   Broken Arrow I                    Buy             12/23/02             30,000               0.9000
   Broken Arrow I                   Sell             01/23/03             10,000               1.9025
   Broken Arrow I                   Sell             01/23/03             15,000               1.9000
   Broken Arrow I                   Sell             01/24/03             3,200                1.8100
   Broken Arrow I                   Sell             01/24/03             3,700                1.8329
   Broken Arrow I                   Sell             01/24/03             6,300                1.8103
   Broken Arrow I                   Sell             01/24/03             10,000               1.8192
   Broken Arrow I                   Sell             01/24/03             10,000               1.8760
   Broken Arrow I                   Sell             01/24/03             10,000               1.8580
   Broken Arrow I                   Sell             01/24/03             15,000               1.8500
   Broken Arrow I                   Sell             01/24/03             20,900               1.8200
   Broken Arrow I                   Sell             01/24/03             20,900               1.8300
   Broken Arrow I                   Sell             01/28/03             7,500                1.9000
   Broken Arrow I                   Sell             01/29/03             5,000                1.8500
   Broken Arrow I                   Sell             01/30/03             3,000                1.7200


   Broken Arrow I                   Sell             01/30/03             10,000               1.7300
   Broken Arrow I                   Sell             01/30/03             17,000               1.7100
   Broken Arrow I                   Sell             01/30/03             80,000               1.7000
   Broken Arrow I                   Sell             01/31/03              200                 1.5700
   Broken Arrow I                   Sell             01/31/03             1,100                1.5900
   Broken Arrow I                   Sell             01/31/03             2,300                1.5600
   Broken Arrow I                   Sell             01/31/03             4,100                1.6100
   Broken Arrow I                   Sell             01/31/03             4,200                1.6500
   Broken Arrow I                   Sell             01/31/03             5,000                1.6600
   Broken Arrow I                   Sell             01/31/03             5,000                1.6554
   Broken Arrow I                   Sell             01/31/03             5,100                1.5800
   Broken Arrow I                   Sell             01/31/03             5,400                1.6000
   Broken Arrow I                   Sell             01/31/03             7,500                1.6200
   Broken Arrow I                   Sell             01/31/03             16,300               1.6300
   Broken Arrow I                   Sell             01/31/03             26,300               1.5500
   Broken Arrow I                   Sell             02/03/03             5,000                1.6900
   Broken Arrow I                   Sell             02/03/03             1,000                1.6450
   Broken Arrow I                   Sell             02/03/03             3,000                1.6700
   Broken Arrow I                   Sell             02/03/03             2,500                1.7100
   Broken Arrow I                   Sell             02/03/03             3,400                1.7200
   Broken Arrow I                   Sell             02/03/03             6,200                1.6200
   Broken Arrow I                   Sell             02/03/03              700                 1.6300
   Broken Arrow I                   Sell             02/03/03              100                 1.7410
   Broken Arrow I                   Sell             02/03/03             5,000                1.7500
   Broken Arrow I                   Sell             02/03/03             14,900               1.7400
   Broken Arrow I                   Sell             02/03/03             8,700                1.7300
   Broken Arrow I                   Sell             02/03/03              300                 1.7310
   Broken Arrow I                   Sell             02/03/03              100                 1.7210
   Broken Arrow I                   Sell             02/03/03             11,500               1.6400
   Broken Arrow I                   Sell             02/03/03             15,100               1.6500


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

1.       Press Release of Strategic Software Holdings, LLC, dated
         March 14, 2003.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 14, 2003


                                       By:      /s/ Rodney Bienvenu
                                          --------------------------------------
                                            Rodney Bienvenu, individually, and
                                            as Chairman & CEO of Strategic
                                            Software Holdings, LLC, for itself
                                            and as general partner of Broken
                                            Arrow I., L.P., and as a member of
                                            Bienvenu Management, LLC



                                       By:      /s/ James Dennedy
                                          --------------------------------------
                                            James Dennedy, individually, and as
                                            a member of Bienvenu Management, LLC



                                       By:      /s/ Scott A. Fine
                                          --------------------------------------
                                            Scott A. Fine, individually, and as
                                            managing member of Empire GP,
                                            L.L.C., and as general partner of
                                            Empire Capital Partners, L.P.; and
                                            as managing member of Empire Capital
                                            Management, L.L.C., and as
                                            attorney-in-fact of Charter Oak
                                            Partners, L.P.



                                       By:      /s/ Peter J. Richards
                                          --------------------------------------
                                            Peter J. Richards, individually, and
                                            as managing member of Empire GP,
                                            L.L.C., and as general partner of
                                            Empire Capital Partners, L.P.; and
                                            as managing member of Empire Capital
                                            Management, L.L.C., and as
                                            attorney-in-fact of Charter Oak
                                            Partners, L.P.



                                       By:      /s/ Edward Sanchez, Jr.
                                          --------------------------------------
                                            Edward Sanchez, Jr.



                                       By:      /s/ Sean P. Sears
                                          --------------------------------------
                                            Sean P. Sears